Exhibit (c) 1


GPU News Release
November 30, 1998

                GPU, Inc. Board of Directors Declares Dividend
                ----------------------------------------------

      Morristown, NJ -- The GPU, Inc. Board of Directors today declared a regular quarterly common stock dividend of 51.5 cents a share, payable February 25, 1999 to shareholders of record as of January 29, 1999.

      Additionally, the Securities and Exchange Commission has approved GPU's previously announced Shareholder Rights Plan. Under the Plan, GPU will distribute to its shareholders of record as of December 14, 1998 a dividend of one right for each outstanding common share. No action is required by shareholders.

      Initially, the rights will not be represented by separate certificates, but will be represented by the existing certificates for GPU common stock, and will not trade separately from GPU shares. Upon a "triggering event" under the Plan - 10 days after a person or group acquires or announces, without the prior consent of the Board, a tender or exchange offer to acquire 10 percent or more of GPU's outstanding common stock - the rights will become exercisable and will trade independently of the shares.

      Intended to ensure fair and equitable treatment for all shareholders in the event of a hostile takeover attempt, the Plan is designed to encourage a potential acquirer to negotiate a fair price with the Board for all shareholders before attempting a takeover. Approximately 1,700 other public corporations in the United States, including about half the Fortune 500 and about 60 public utilities have adopted rights plans.

      GPU, Inc., headquartered in Morristown, NJ, is a registered utility holding company. GPU's transmission and distribution subsidiaries -- currently doing business under the trade name GPU Energy -- serve approximately two million customers in a service area encompassing about half the land areas of New Jersey and Pennsylvania. GPU's other subsidiaries include: GPU Generation, Inc.; GPU Advanced Resources, Inc.; GPU Nuclear, Inc.; GPU Service, Inc.; and the GPU International Group which owns, operates, develops and invests in power generation, transmission and distribution facilities globally.